As filed with the Securities and Exchange Commission on December 9, 2010
Registration No. 333-32023

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ADC Telecommunications, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0743912 (I.R.S. Employer Identification No.)
13625 Technology Drive
Eden Prairie, Minnesota 55344
(952) 938-8080
(Address, including zip code, and telephone
number, including area code, of registrant’s principal executive offices)

Harold G. Barksdale
Vice President and Secretary
ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344
(952) 938-8080
(Name, address, including zip code, and telephone
number, including area code, of agent for service)	Copy to: Amy L. Schneider, Esq. Dorsey & Whitney LLP 50 South Sixth Street, Suite 1500 Minneapolis, Minnesota 55402 (612) 340-2600

     Approximate date of commencement of proposed sale to the public: Not Applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
          This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-32023) (the “Registration Statement”) of ADC Telecommunications, Inc. (the “Company”), which was filed with the U.S. Securities and Exchange Commission on July 24, 1997. The Registration Statement registered 100,000 shares of the Company’s common stock, par value $0.20 per share (the “Common Stock”), to be issued upon the exercise of options initially granted under the Company’s 1991 Stock Incentive Plan and the Company’s Nonemployee Director Stock Option Plan (collectively, the “Plans”).
          On December 9, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 12, 2010 and amended as of July 24, 2010, among Tyco Electronics Ltd. (“Parent”), Parent’s wholly owned subsidiary, Tyco Electronics Minnesota, Inc. (“Purchaser”), and the Company, Purchaser was merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the Merger, the Company’s Common Stock is being delisted from The NASDAQ Stock Market LLC and deregistered under the Securities Exchange Act of 1934, as amended, and no more shares of the Company’s Common Stock will be issued under the Plans.
          In accordance with the undertaking in Part II of the Registration Statement (pursuant to Item 512(a)(3) of Regulation S-K), the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration the shares of Common Stock registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on December 9, 2010.

ADC TELECOMMUNICATIONS, INC.
By:	/s/ Steven G. Nemitz
Steven G. Nemitz
Vice President and Controller

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the indicated capacities on December 9, 2010.

Signature	Title

*	President
Alan Clarke	(principal executive officer)

*	Vice President, Assistant Treasurer and Director
Mario Calastri	(principal financial officer)

/s/ Steven G. Nemitz Steven G. Nemitz	Vice President and Controller (principal accounting officer)

*	Director
Harold G. Barksdale

*	Director
Richard J. Suminski

*By:	/s/ Steven G. Nemitz
Steven G. Nemitz
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

24.1	Power of Attorney